EXHIBIT 99.1

Layne Christensen Reports First Quarter Fiscal 2011 Earnings

  Revenues for the quarter increased $26.5 million, or 13.0%, to $230.7 million from $204.2 million last year.
  Net income for the quarter increased 559.7% to $6.6 million, or $0.34 per share, compared to $1.0 million, or $0.05 per share last year.
  Activity in the mineral exploration division continues to improve with revenues for the quarter increasing 85.0% to $45.9 million and earnings increasing 386.0% to $8.6 million from last year.

Financial Data	Three Months		%
(in 000's, except per share data)	4/30/10	4/30/09	Change
Revenues
--Water infrastructure	$ 172,905	$ 168,087	2.9
--Mineral exploration	45,878	24,794	85.0
--Energy	9,549	10,321	(7.5)
--Other	2,383	990	140.7
Total revenues	230,715	204,192	13.0
Net income attributable to Layne Christensen Company	6,571	996	559.7
Diluted earnings per share	0.34	0.05	580.0
Weighted average dilutive shares outstanding	19,541	19,334	1.1

"The extremely sharp turnaround in our mineral exploration business in North America and Africa produced a strong quarter considering where we were a year ago. Our water supply project in Afghanistan also was an important contributor to earnings and the rest of the water infrastructure side of our business improved as well. Going forward, the question will be whether a stronger mineral exploration market and, hopefully, some turnaround in the housing and municipal infrastructure markets, can compensate for the reduced earnings as a result of lower current natural gas prices and the New Orleans project that was completed during this quarter."---Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., June 2, 2010 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the first quarter ended April 30, 2010, of $6,571,000, or $0.34 per diluted share, compared to net income of $996,000, or $0.05 per diluted share last year.

Revenues for the three months ended April 30, 2010, increased $26,523,000, or 13.0%, to $230,715,000 compared to $204,192,000 for the same period last year.  A further discussion of results of operations by division is presented below.

Cost of revenues increased $12,008,000, or 7.5%, to $171,912,000, or 74.5% of revenues, for the three months ended April 30, 2010, compared to $159,904,000, or 78.3% of revenues, for the same period last year. The decrease as a percentage of revenues was primarily focused in the water infrastructure division as the result of higher profit margins on geoconstruction and specialty drilling work and to a lesser extent the return of activity in mineral exploration.

Selling, general and administrative expenses increased 5.7% to $33,515,000 for the three months ended April 30, 2010, compared to $31,700,000 for the same period last year. The increase was primarily the result of increased incentive compensation related expenses of $2,864,000 as a result of higher earnings and $1,422,000 in expenses from acquired operations, offset by $1,906,000 due to reassessment in the prior year of the recoverability of value added tax balances in certain foreign jurisdictions and accruals for certain other operating tax expenses.

Depreciation, depletion and amortization decreased 1.5% to $14,125,000 for the three months ended April 30, 2010, compared to $14,333,000 for the same period last year. The decrease was primarily due to lower depletion rates in the energy division as a result of updated estimates of economically recoverable gas reserves.

During the three months ended April 30, 2009, the Company received litigation settlements valued at $3,161,000. The settlements included receipt of land and buildings valued at $2,828,000, and cash receipts of $333,000, net of contingent attorney fees. There were no litigation settlement gains recorded in the three months ending April 30, 2010.

Equity in earnings of affiliates was relatively flat at $1,873,000 for the three months ended April 30, 2010, compared to $1,935,000 for the same period last year.

Interest expense decreased to $526,000 for the three months ended April 30, 2010, compared to $810,000 for the same period last year, the result of scheduled debt reductions.

Income tax expense of $5,826,000 (an effective rate of 47.0%) was recorded for the three months ended April 30, 2010, compared to $920,000 (an effective rate of 48.0%) for the same period last year. The decrease in the effective rate is primarily attributable to the impact of nondeductible expenses as pretax income increased in fiscal year 2011. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Water Infrastructure Division
	Three Months Ended April 30,
	(in thousands)
	2010	2009
Revenues	$172,905	$168,087
Income before income taxes	8,640	4,527

Water infrastructure revenues increased 2.9% to $172,905,000 for the three months ended April 30, 2010, from $168,087,000 for the same period last year. The increase was primarily attributable to additional revenues of $14,415,000 from acquired operations, $12,155,000 in specialty drilling, including $5,477,000 in revenue from work in Afghanistan, and increased revenues of $4,169,000 in geoconstruction, primarily from two contracts, one of which, completed this quarter, was to assist in flood control in New Orleans. The increases were partially offset by a reduction in revenue of $16,810,000 from a large utility contract in Colorado substantially completed last year. We are also experiencing decreases in revenues from continued weakness this year in municipal government spending and housing construction.

Income before income taxes for the water infrastructure division increased 90.9% to $8,640,000 for the three months ended April 30, 2010, compared to $4,527,000 for the same period last year. The increase in income before income taxes was primarily from the New Orleans and Afghanistan projects.

The backlog in the water infrastructure division was $553,034,000 as of April 30, 2010, compared to $554,211,000 as of January 31, 2010, and $481,615,000 as of April 30, 2009.

Mineral Exploration Division
	Three Months Ended April 30,
	(in thousands)
	2010	2009
Revenues	$45,878	$24,794
Income before income taxes	8,587	1,767

Mineral exploration revenues increased 85.0% to $45,878,000 for the three months ended April 30, 2010, from $24,794,000 for the same period last year. The increased activity levels which began in the fourth quarter of last year continued across most locations with the largest increases in West Africa and Mexico.

Income before income taxes for the mineral exploration division increased 386.0% to $8,587,000 for the three months ended April 30, 2010, compared to $1,767,000 for the same period last year. The increase was primarily attributable to strong earnings in West Africa, Mexico and the western U.S. During the three months ended April 30, 2009, we had two unusual items, receipt of a litigation settlement in Australia of $2,828,000 and increased selling, general and administrative expense of $1,906,000 due to a reassessment of the recoverability of value added taxes in certain foreign jurisdictions and accruals for certain other operating tax expenses.

Energy Division
	Three Months Ended April 30,
	(in thousands)
	2010	2009
Revenues	$9,549	$10,321
Income before income taxes	2,517	2,588

Energy revenues decreased 7.5% to $9,549,000 for the three months ended April 30, 2010, compared to revenues of $10,321,000 for the same period last year. The decrease was attributable to the expiration of favorably priced forward sales contracts.

Income before income taxes for the energy division decreased 2.7% to $2,517,000 for the three months ended April 30, 2010, compared to $2,588,000 for the same period last year. The decrease in income before income taxes was due to the impact on revenues from the expiration of forward sales contracts as noted above, offset by lower depletion.

Net gas production by the energy division for the three months ended April 30, 2010, was 1,142 MMcf, compared to 1,208 MMcf for the same period last year.

Other
	Three Months Ended April 30,
	(in thousands)
	2010	2009
Revenues	$2,383	$990
Income before income taxes	248	148

Other revenues were up primarily as a result of machining and fabrication operations.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $7,069,000 for the three months ended April 30, 2010, compared to $6,304,000 for the same period last year.  The increase for the quarter was primarily due to increased incentive compensation based on increased earnings.

Summary of Operating Segment Reconciliation Data

	Three Months Ended April 30,
	(in thousands)
	2010	2009
Revenues
Water infrastructure	$172,905	$168,087
Mineral exploration	45,878	24,794
Energy	9,549	10,321
Other	2,383	990
Total revenues	$230,715	$204,192

Equity in earnings of affiliates
Mineral exploration	$1,873	$1,935

Income before income taxes
Water infrastructure	$8,640	$4,527
Mineral exploration	8,587	1,767
Energy	2,517	2,588
Other	248	148
Unallocated corporate expenses	(7,069)	(6,304)
Interest	(526)	(810)
Total income before income taxes	$12,397	$1,916

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
	Three Months Ended April 30,
	(unaudited)
	2010	2009

Revenues	$230,715	$204,192
Cost of revenues (exclusive of depreciation, depletion and amortization shown below)	(171,912)	(159,904)
Selling, general and administrative expenses	(33,515)	(31,700)
Depreciation, depletion and amortization	(14,125)	(14,333)
Litigation settlement gains	--	3,161
Equity in earnings of affiliates	1,873	1,935
Interest	(526)	(810)
Other expense, net	(113)	(625)

Income before income taxes	12,397	1,916
Income tax expense	(5,826)	(920)
Net income attributable to Layne Christensen Company	$6,571	$996
Basic income per share	$0.34	$0.05
Diluted income per share	$0.34	$0.05
Weighted average shares outstanding-basic	19,369	19,297
Dilutive stock options and unvested shares	172	37
Weighted average shares outstanding-diluted	19,541	19,334

	As of
	April 30,	January 31,
	2010	2010

Balance Sheet Data:
Cash and cash equivalents	$67,930	$84,450
Working capital, including current maturities of long term debt	124,864	119,649
Total assets	740,464	730,955
Total long term debt, excluding current maturities	6,667	6,667
Total Layne Christensen Company stockholders' equity	475,115	466,798
Common shares issued and outstanding	19,508	19,435

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com